Exhibit 4.3


                       Johnson Worldwide Associates, Inc.




                       First Amendment to Note Agreements

                          Dated as of October 31, 1996


                                       Re:


                   Note Agreements Dated as of October 1, 1995

                                       and

                    $30,000,000 7.77% Senior Notes, Series A
                              Due October 15, 2005
                                       and
                    $15,000,000 6.98% Senior Notes, Series B
                              Due October 15, 2005

   Johnson Worldwide Associates, Inc.      First Amendment to Note Agreements


                          Johnson Worldwide Associates
                                1326 Willow Road
                           Sturtevant, Wisconsin 53177
                       First Amendment to Note Agreements
                          Dated as of October 31, 1996
             Re:        Note Agreements Dated as of October 1, 1995
                                       and
                    $30,000,000 7.77% Senior Notes, Series A
                              Due October 15, 2005
                                       and
                    $15,000,000 6.98% Senior Notes, Series B
                              Due October 15, 2005

   To the Noteholders named in
   Schedule I hereto which are also
   signatories to this First Amendment
   to Note Agreement.

   Ladies and Gentlemen:

        Reference is made to the separate Note Agreements each dated as of October 1, 1995 (the "Note Agreements"), between Johnson Worldwide Associates, Inc., a Wisconsin corporation (the "Company"), and the Purchasers named therein, under and pursuant to which $30,000,000 aggregate principal amount of 7.77% Senior Notes, Series A, due October 15, 2005 and $15,000,000 6.98% Senior Notes, Series B, due October 15, 2005 (collectively, the "Notes") of the Company were originally issued. Terms used but not otherwise defined herein shall have the meanings set forth in the Note Agreements.

        The Company hereby requests that you accept each of the amendments set forth below in the manner herein provided:

                               ARTICLE 1.  WAIVER

   Section 1.1. Waiver of Cross Defaults under Section 6.1(e). Upon the proper waiver of any default which shall have occurred under any indenture, agreement or other instrument pursuant to which any Indebtedness for borrowed money of the Company or any Restricted Subsidiary in excess of $3,000,000 was issued, the Noteholders hereby waive the Events of Default which shall have occurred under Section 6.1(e) of the Note Agreements.

                    ARTICLE 2.  AMENDMENTS OF NOTE AGREEMENTS

   Section 2.1. Amendment of Section 5.9. Section 5.9 of the Note Agreements shall be amended in its entirety so that the same shall read as follows:

        Section 5.9. Consolidated Tangible Net Worth. The Company will at all times keep and maintain Consolidated Tangible Net Worth at an amount not less than $25,000,000; provided, however, that if the Company incurs any special charges on or before October 2, 1998 as a result of the closing of certain distribution centers or the closing of certain plants if Uwatec A.G. is acquired, such special charges in an aggregate amount not to exceed $5,000,000 shall not be taken into account for purposes of determining the amount of Consolidated Tangible Net Worth required to be maintained pursuant to this Section 5.9.

   Section 2.2. Amendment of Section 5.15. Subparagraphs (e) and (f) of Section 5.15 of the Note Agreements shall be amended by changing the references to "Section Section 5.6 through 5.11" set forth therein to "Section Section 5.6 through 5.11 and Section 5.16".

   Section 2.3. Amendment of Section 5. Section 5 of the Note Agreements shall be amended by the addition thereto of a new Section 5.16 which shall read as follows:

        Section 5.16. Fixed Charge Coverage Ratio. On October 3, 1997 and on the last day of each fiscal quarter thereafter, the Company will have kept and maintained the ratio of Net Income Available for Fixed Charges to Fixed Charges for the period of four consecutive fiscal quarters ending on each of such dates at not less than 1.50 to 1.00.

   Section 2.4.   Amendment of Section 6.1.  Subparagraph (f) of Section
   6.1 of the Note Agreements shall be amended in its entirety so that the same shall read as follows:

        (f) Default shall occur in the observance or performance of any covenant or agreement contained in Section 5.6 through Section 5.11 or Section 5.16 hereof; or

   Section 2.5. Amendment of Section 8.1. Section 8.1 of the Note Agreements shall be amended by the addition thereto of three new definitions which shall read as follows:

        "Fixed Charges" for any period shall mean on a consolidated basis the sum of (i) all Rentals (excluding all Capitalized Rentals) payable during such period by the Company and its Restricted Subsidiaries, and (b) all Interest Charges on all Indebtedness (including the interest component of Capitalized Rentals) of the Company and its Restricted Subsidiaries.

        "Interest Charges" for any period shall mean on a consolidated basis the sum of all interest and all amortization of debt discount and expense on any particular Indebtedness for which such calculations are being made, including the interest component of all Capitalized Rentals of the Company and its Restricted Subsidiaries. For purposes of this definition, computations of interest charges on a pro forma basis for Indebtedness having a variable interest rate shall be calculated at the rate in effect on the date of any determination.

        "Net Income Available for Fixed Charges" for any period shall mean the sum of (a) Consolidated Net Income during such period plus (to the extent deducted in determining Consolidated Net Income), (b) all provisions for any Federal, state or other income taxes made by the Company and its Restricted Subsidiaries during such period, plus (c) Fixed Charges during such period, plus (d) in the case of any fiscal quarter ending on or before October 2, 1998, special charges not to exceed $5,000,000 taken in respect of the closing of certain distribution centers, and, if Uwatec A.G. is acquired, the closing of certain plants, during such period.

                            ARTICLE 3.  MISCELLANEOUS

   Section 3.1. Fee. In consideration of the execution and delivery of this Amendment, the Company agrees to pay to each holder of a Note, within ten (10) days of the date hereof, its ratable portion of a fee in the aggregate amount of $45,000.

   Section 3.2. No Legend Required. References in the Note Agreements or in any Note, certificate, instrument or other document to the Note Agreements shall be deemed to be references to the Note Agreements as amended hereby and as further amended from time to time.

   Section 3.3. Effect of Amendment. Except as expressly amended hereby, the Company agrees that the Note Agreements, the Notes and all other documents and agreements executed by the Company in connection with the Note Agreements in favor of the Noteholders are ratified and confirmed and shall remain in full force and effect and that it has no set-off, counterclaim or defense with respect to any of the foregoing.
   Section 3.4.Successors and Assigns. This First Amendment to Note Agreements shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Noteholders and to the benefit of the Noteholders' successors and assigns, including each successive holder or holders of any Notes.

   Section 3.5.   Requisite Approval; Expenses.  This First Amendment to
   Note Agreements shall not be effective until (a) the Company and the holders of 70% in aggregate principal amount of all Notes outstanding on the date hereof shall have executed this First Amendment to Note Agreements, and (b) the Company shall have paid all out-of-pocket expenses incurred by the Noteholders in connection with the consummation of the transactions contemplated by this First Amendment to Note Agreements, including, without limitation, the fees, expenses and disbursements of Chapman and Cutler which are reflected in statements of such counsel rendered on or prior to the effective date of this First Amendment to Note Agreements.

   Section 3.6. Counterparts. This First Amendment to Note Agreements may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

        In Witness Whereof, the Company has executed this First Amendment to Note Agreements as of the day and year first above written.

                                           Johnson Worldwide Associates, Inc.



                                           By  /s/
                                                Its



        This First Amendment to Note Agreements is accepted and agreed to as of the day and year first above written.

                                           Nationwide Life Insurance Company



                                           By  /s/
                                                Its


        This First Amendment to Note Agreements is accepted and agreed to as of the day and year first above written.

                                           Employers Life Insurance Company
                                                of Wausau



                                           By  /s/
                                                Its


        This First Amendment to Note Agreements is accepted and agreed to as of the day and year first above written.

                                           Great-West Life & Annuity
                                                Insurance Company



                                           By  /s/
                                                Its


                                           By  /s/
                                                Its

                                   Schedule I

   Outstanding
   Principal Amount
   of Notes

   Nationwide Life Insurance Company                              $27,000,000
   Employers Life Insurance Company of Wausau                      $3,000,000
   Great-West Life & Annuity Insurance Company                    $15,000,000
                                                                   ----------
   Total                                                          $45,000,000
                                                                   ==========